As filed with the Securities and Exchange Commission on April 11, 2014

Registration Statement No. 333-194466

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIVASCULAR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	87-0807313
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3910 Brickway Blvd.

Santa Rosa, CA 95403

(707) 543-8800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Christopher G. Chavez

Chief Executive Officer

TriVascular Technologies, Inc.

3910 Brickway Blvd.

Santa Rosa, CA 95403

(707) 543-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julia Vax, Esq. Michael Rosenthall, Esq. Arnold & Porter LLP Three Embarcadero Center, Tenth Floor San Francisco, CA 94111 (415) 471-3100	Kimberley Elting, Esq. General Counsel TriVascular Technologies, Inc. 3910 Brickway Blvd. Santa Rosa, CA 95403 (707) 543-8800	Charles S. Kim, Esq. Andrew S. Williamson, Esq. David G. Peinsipp, Esq. Cooley LLP 101 California Street, Fifth Floor San Francisco, CA 94111 (415) 693-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-194466) is being filed solely for the purposes of adding exhibits to such Registration Statement, amending the Exhibit Index, which is incorporated by reference into “Part II—Item 16. Exhibits and Financial Statement Schedules” and revising Item 13 to reflect that the registrant has been approved to list on the NASDAQ Global Select Market. No changes are being made to the prospectus constituting Part I of the Registration Statement or Items 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC and FINRA registration fees. All of the expenses below will be paid by us.

Item
SEC Registration fee	$14,442
FINRA filing fee	17,319
NASDAQ Global Select Market listing fee	125,000
Printing and mailing expenses	250,000
Legal fees and expenses	950,000
Accounting fees and expenses	650,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	188,239

Total	$2,200,000

Item 14. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated bylaws to be in effect upon the closing of this offering (Exhibit 3.4 to this registration statement) provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our amended and restated certificate of incorporation to be in effect upon the closing of this offering (Exhibit 3.2 to this registration statement) provides that we shall indemnify our directors and officers to the fullest extent permitted by law. The amended and restated certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The amended and restated certificate of incorporation further provides that we are authorized to indemnify our employees or agents in certain circumstances. We also maintain directors’ and officers’ liability insurance.

In addition, we have agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the amended and restated certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of our company or as a director or officer of our subsidiary, or as a director or officer of any other company or enterprise that the person provides services to at our request.

The underwriting agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of our transactions since January 1, 2011, involving sales of our securities that were not registered under the Securities Act:

Convertible Preferred Stock Issuances

•

We issued and sold, in two tranches, the first tranche closing in June 2012, and the second one closing in October 2012, an aggregate of 3,807,340 shares our Series D convertible preferred stock to a total of 34 accredited investors at $15.81 per share, for an aggregate purchase price of approximately $60.2 million.

•

We issued and sold, through two closings in November 2013, an aggregate of 2,530,657 shares of our Series E convertible preferred stock to a total of 23 accredited investors at $15.81 per share, for an aggregate purchase price of approximately $40.0 million.

Notes and Warrants

•

In connection with the closing of our Series C financing, in June 2010, we entered into a loan agreement with Pinnacle Ventures, which was subsequently amended in May 2011. Pursuant to this loan agreement, we issued warrants to purchase 35,780 shares of our common stock and up to a total of 15,952 shares of our Series C convertible preferred stock to affiliates of Pinnacle Ventures.

•

We completed a bridge financing with our existing investors, including some of our directors and their affiliated entities, in two closings, in February 2012 and April 2012, through which we issued convertible promissory notes in the aggregate principal amount of $11.2 million and warrants for future equity securities in the amount of 25% of the principal amount of the notes. These promissory notes converted into shares of Series D convertible preferred stock at the initial closing of the Series D convertible preferred stock financing in June 2012, and the warrant became exercisable for shares of Series D convertible preferred stock.

•	In October 2012, we issued warrants to purchase 167,611 shares of our common stock, at an exercise price of $0.41 per common share, to two accredited investors.

Options and Common Stock Issuances Pursuant to Exercise of Options

•

From January 1, 2011 to date, we granted to our directors, officers, employees, consultants and other service providers under the 2008 Plan options to purchase 2,018,644 shares of our common stock at exercise prices ranging from $2.43 to $14.20 per share.

•

From January 1, 2011 to date, we issued to our directors, officers, employees, consultants and other service providers upon the exercise of options under our 2008 Plan 881,464 shares of our common stock at exercise prices ranging from $2.43 to $14.20 per share for total consideration of $2,920,080.

All sales and issuances of our convertible preferred stock, notes and warrants involved only accredited investors, did not involve any general solicitation or advertising and were deemed exempt from registration under Section 4(2) of the Securities Act or Rule 506 promulgated thereunder. All securities granted or issued under our equity incentive plans were granted or issued under Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or related notes.

Item 17. Undertakings

The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Rosa, State of California, on April 11, 2014.

TRIVASCULAR TECHNOLOGIES, INC.

By:	*
Christopher G. Chavez
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Christopher G. Chavez	President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 11, 2014

/s/ Michael R. Kramer Michael R. Kramer	Chief Financial Officer (Principal Financial and Accounting Officer)	April 11, 2014

* Ryan D. Drant	Director	April 11, 2014

* Daniel J. Moore	Director	April 11, 2014

* Jake R. Nunn	Director	April 11, 2014

* Douglas A. Roeder	Director	April 11, 2014

* James P. Scopa	Director	April 11, 2014

* Robert W. Thomas	Director	April 11, 2014

*	Pursuant to Power of Attorney

By:	/s/ Michael R. Kramer
Michael R. Kramer
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1^	Form of Underwriting Agreement

3.1^	Amended and Restated Certificate of Incorporation of TriVascular Technologies, Inc., as amended

3.2^	Form of Amended and Restated Certificate of Incorporation of TriVascular Technologies, Inc., to be in effect upon closing of the Registrant’s initial public offering

3.3^	Bylaws of TriVascular Technologies, Inc., as amended

3.4^	Form of Amended and Restated Bylaws of TriVascular Technologies, Inc., to be in effect upon closing of the Registrant’s initial public offering

4.1	Specimen Common Stock Certificate

4.2^	Fourth Amended and Restated Stockholders Agreement by and among the Registrant and the stockholders party thereto

4.3^	Form of Common Stock Warrant held by entities affiliated with Capital Royalty Partners

4.4^	Form of Common Stock Warrant held by entities affiliated with Pinnacle Ventures

4.5^	Form of Series C Convertible Preferred Stock Warrant held by entities affiliated with Pinnacle Ventures

4.6^	Form of Series D Convertible Preferred Stock Warrants

5.1	Opinion of Arnold & Porter LLP

10.1^	Form of Director and Officer Indemnification Agreement

10.2+^	TriVascular Technologies, Inc. 2008 Equity Incentive Plan and Form of Stock Option Grant Agreement

10.3+^	Form of Early Exercise Stock Purchase Agreement pursuant to 2008 Equity Incentive Plan

10.4+^	TriVascular Technologies, Inc. 2014 Employee Stock Purchase Plan

10.5+^	TriVascular Technologies, Inc. 2014 Equity Incentive Plan and Forms of Award Agreements

10.6+^	Non-Employee Director Compensation Program

10.7+^	Key Employee Change in Control and Severance Payment Plan

10.8^	Lease Agreement, by and among TriVascular, Inc. and Carmel River, LLC, Carlsen Investments, LLC and Rieger Investments, LLC, dated June 16, 2005

10.9^	Consent, Assignment First Amendment to Lease and Non-Disturbance Agreement, by and among Carmel River, LLC, Carlsen Investments, LLC and Rieger Investments, LLC, Boston Scientific Santa Rosa Corp. (formerly known as TriVascular, Inc.), dated March 28, 2008

10.10^	Second Amendment to Lease, by and among Sonoma Airport Properties LLC, TriVascular, Inc. and Boston Scientific Corporation, dated December 2011

10.11#^	Exclusive License Agreement by and between Boston Scientific Santa Rosa Corporation and Boston Scientific Scimed, Inc., dated March 28, 2008

10.12#^	Nonexclusive License Agreement by and between (i) Boston Scientific Scimed, Inc. and Endovascular Technologies, Inc. and (ii) Boston Scientific Santa Rosa Corporation, dated March 28, 2008

10.13#^	Know-How Assignment Agreement by and between Boston Scientific Santa Rosa Corporation and Boston Scientific Scimed, Inc., dated March 28, 2008

10.14^	Term Loan Agreement, by and among TriVascular Technologies, Inc. (formerly known as TV2 Holding Company), TriVascular, Inc. and Capital Royalty Partners II L.P. and Parallel Investment Opportunities Partners II L.P., dated October 12, 2012

Exhibit Number	Description
10.15^	Term Loan Agreement by and between TriVascular, Inc. and Century Medical, Inc., dated January 1, 2014
10.16+^	Amended and Restated Employment Agreement by and between Christopher G. Chavez and the Company, dated February 26, 2014

10.17+^	Employment Offer Letter between the Company and Michael V. Chobotov, dated October 27, 2009, as amended on July 3, 2012

10.18+^	Employment Offer Letter between the Company and Kimberley Elting, dated March 14, 2013

10.19+^	Employment Offer Letter between the Company and Vivek K. Jayaraman, dated October 4, 2009

10.20+^	Employment Offer Letter between the Company and Michael R. Kramer, dated August 29, 2010

10.21+^	Employment Offer Letter between the Company and Lou Molinari, dated April 1, 2008, as amended on December 11, 2009

10.22+^	Employment Offer Letter between the Company and Shari L. O’Quinn (formerly Allen), dated September 2, 2009

10.23+^	Employment Offer Letter between the Company and Robert G. Whirley, dated October 27, 2009

10.24+^	Form of Non-Employee Director vesting acceleration addendum pursuant to the 2008 Equity Incentive Plan

21.1^	Subsidiaries of TriVascular Technologies, Inc.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.1)

24.1^	Power of Attorney

#	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

+	Indicates management contract or compensatory plan.

^	Previously filed.